UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported: March 1, 2013

Viggle Inc.
(Exact name of Registrant as Specified in its Charter)

Delaware	0-13803	33-0637631
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

902 Broadway, 11th Floor New York, New York (Address of principal executive offices)	10010 (Zip Code)

(212)  231-0092
(Registrant’s Telephone Number, including Area Code)

 (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions ( see General Instruction A.2 below):

☐             Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐              Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐             Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17  CFR 240.14d-2(b)).

☐             Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 8.01.  Other Events.

On March 1, 2013, the Company announced its user metrics through the end of February, 2013.

Since our launch in January, 2012, and through February 28, 2013, 2,170,410 users have registered for our app, of which we have deactivated 160,049 for a total of 2,010,361 registered users.  In addition, the Company had 590,907 monthly active users in the month of February.  Monthly active users are computed by determining those users that have logged in to the Viggle app at any time during the month.   As of February 28, 2013, our members have checked-in to a total of 174,651,835 TV programs and spent an average of 72 minutes of active time within the Viggle app per session.  Users have redeemed a total of 1,518,420 rewards.

The definition of Monthly Active Users described above is different than the definition of Monthly Active Users that the Company has previously used.  Previously, the Company defined “Monthly Active Users” as “users that are both registered on the Viggle app and that have earned or redeemed points, other than points received for registering for the Viggle app, in the particular month.”  The Company has changed the definition of Monthly Active Users for two reason.  First, the Company believes that the revised definition is more consistent with the way other companies report their user metrics.  For example, Facebook defines its monthly active users as “a registered Facebook user who logged in and visited Facebook through our website or a mobile device,” among other users.  In that regard, the Company’s revised definition is more consistent with other reporting companies.  In addition, the Company’s previous definition was based on determining users who had earned or redeemed points in the particular month.  As the Company develops new features, such as its chat features and program features, neither of which involve earning or redeeming points, the prior definition did not count users, even though they were actually active in the Viggle application in the time period.  A comparison of the Monthly Active Users under the prior definition and the revised definition is as follows:

Month	Prior Definition	Revised Definition
October 2012	233,607	249,499
November 2012	369,630	427,171
December 2012	443,292	492,534
January 2012	548,529	605,587
February 2012	539,709	590,907

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIGGLE INC.

Date: March 1, 2013	By:	/s/
Name: Mitchell J. Nelson
Title: Executive Vice President

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